ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS

A Meeting of the Board of Directors (the "Directors") of Federated Government Income Securities, Inc. (the "Corporation") was held on November 15, 2001.

After full discussion, on motion duly made and seconded, the Trustees unanimously, and without shareholder approval, authorized and approved a proposal to amend the investment policies of Federated Government Income Securities, Inc. (the "Fund") as follows:

"The Directors hereby approves the investment policies of Federated Government Income Securities, Inc. the following non-fundamental investment policy: "Under normal circumstances, the Corporation will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in U.S. government investments. The Corporation will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1"


Post-Effective Amendment No. 42 under the Securities Act of 1993 and Amendment No. 32 under the Investment Company Act of 1940 were filed with the Securities and Exchange Commission pursuant to Rule 485(a) of the Securities Act of 1933 on April 25, 2002. Subsequently, the above-referenced policies became effective in that registration statement on April 30, 2002.